STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (this “Agreement”) is made and entered into as of April 17, 2020, by and between CBD Biotech, Inc., a California corporation (“CBD Biotech”) and Integrity Cannabis Solutions, Inc., a Florida corporation (“ICS”), hereinafter individually a “Party” and collectively the “Parties”.

RECITALS

A.                 Whereas, Bakhu Holdings Corp., a Nevada corporation (“Bakhu”) holds an exclusive license for a proprietary process and technology that uses cell culturing to grow targeted cells to produce a concentrated unique end product at a reduced cost (the “Bakhu Licensed Science”) as more fully defined below.

B.                  Whereas, CBD Biotech is a wholly-owned subsidiary of Bakhu and holds an exclusive sublicense (the “Bakhu-CBD Biotech Sublicense”) of the Bakhu Licensed Science, as it relates to the production and manufacturing of CBD, CBD byproducts and CBD derivatives, from non-psychoactive, low-THC cannabis sativa plant strains and cannabinoids (collectively “Cannabis”). The field of use under the CBD Biotech Sublicense is exclusive to production, methods, and products of CBD and its derivatives, and excludes and prohibits any THC related products having measureable tetrahydrocannabinol concentration potency above 3.0% on a dry weight basis, production methods, techniques, or Know How.

C.                  Whereas, CBD Biotech and its Affiliates have certain expertise and proprietary knowledge necessary to design and create a laboratory that can produce such CBD end product at commercial scale.

D.                 Whereas, David Ambrose, the principal owner, director, President and Chief Executive Officer of ICS, has experience in operating a pharmaceutical production laboratory at commercial scale in the state of Florida and has access to commercial space within which the Production Facility (as defined below) can be built and operated, and could be utilized as a prospective training facility for any sublicensee of the Bakhu Licensed Science.

E.                  Whereas, the Parties desire to collaborate with each other and establish a strategic alliance, as further described herein (i) to facilitate the building and operating of the Production Facility (as defined below) in the State of Florida, and (ii) exploiting the business opportunity of producing, manufacturing and selling the CBD, CBD byproducts and CBD derivatives, produced at said Production Facility.

F.                  Whereas, concurrently with the execution and delivery of this Agreement and subject to the validation of the Bakhu Licensed Science upon completion of the Bakhu Efficacy Test (as defined below), and with the delivery of an Offtake Agreement from such third-parties in accordance with terms set forth in Section 2.1.7 below, CBD Biotech and ICS shall execute and enter into the CBD Biotech Sublicense Agreement (as defined below) under which CBD Biotech shall sublicense the Bakhu Licensed Science to ICS for the expressed purpose of producing, manufacturing and selling CBD and CBD end products in the State of Florida.

G.                 Whereas, in connection with the foregoing, CBD Biotech and ICS agree and acknowledge that the cooperation between CBD Biotech and ICS is an important component to achieve their respective strategic objectives, and they desire to continue and further enhance the strategic cooperative alliance between them as contemplated under this Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1.
DEFINITIONS

Defined Terms. For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Ambrose” means David Ambrose, the principal owner, director, President and Chief Executive Officer of ICS.

“Bakhu Efficacy Test” means the test of the Bakhu Licensed Science as conducted by Baku pursuant to the Bakhu License Agreement, to demonstrate that the application of the Bakhu Licensed Science can produce end product at a commercial scale within standards of efficacy and a reduced costs, as completed by and under such criteria as set forth on Exhibit 1, hereto, with the results of such test confirmed by a third party lab mutually agreed upon by the Parties.

“Bakhu License Agreement” means the Amended and Restated Patent and Technology License Agreement between Cell Science Holdings Ltd., as Licensor and Bakhu, s Licensee, dated December 31, 2019

“Bakhu Licensed Science” means the Licensed Science as defined in the CBD Biotech Sublicense Agreement.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in Los Angeles, California generally are authorized or required by Law or regulation to close.

“CBD Biotech Sublicense Agreement” means that certain Sublicense Agreement by and between CBD Biotech as Sublicensor and ICS as the Sublicensee, in the form of Exhibit 2, executed concurrently herewith.

“CBD” means Cannabidiol which is a phytocannabinoid derived from the cannabis sativa and Hemp plant which is CBD and its derivatives, and excludes and prohibits any CBD products having measureable tetrahydrocannabinol concentration potency above 3.0% on a dry weight basis.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner; provided, that, “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any amounts, except for the costs of making filings in the ordinary course of

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business, the reasonable fees and expenses of counsel and accountants, nominal consent fees, and the customary fees and charges of Governmental Authorities.

“Delivery Schedule” means Delivery Schedule set forth on Exhibit 3, hereto, setting for the prescribed deadline for the delivery of information and materials, and completion of performance of certain tasks attributed to the Parties as set forth in this Agreement.

“Dr. Whitton” means Dr. Peter Whitton, the inventor of the CBD Biotech Licensed Science and one of the principal owners of CBD Biotech.

“Effective Date” means that date when (a) the Bakhu Efficacy Test has been successfully completed, (b) CBD Biotech has delivered the Lab Operating Manual to ICS pursuant to Section 2.1.1, and (c) CBD Biotech has delivered the Lab Equipment Requirements to ICS pursuant to Section 2.1.3.

“FDA” means United States Food and Drug Administration.

“FTC” means the United States Federal Trade Commission.

“Governmental Approval” means any authorization, consent, approval, certification, permit, franchise, privilege, variance, immunity, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Intellectual Property” means all of the following, whether arising under the Laws of the United States or any other jurisdiction in the world: (i) patents and patent applications, including continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, and extensions thereof; (ii) published and unpublished works of authorship, whether or not copyrightable, including computer software programs and databases, whether or not registered, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (iii) trademarks, service marks, trade dress, brands, trade names, logos, Internet domain names and other similar identifiers of origin, in each case, as applicable, whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith; (iv) trade secrets, know-how, and other confidential or proprietary information, including methods, processes, protocols, specifications, patterns, techniques, algorithms, data, designs and models; (v) any other intellectual property rights created or arising under applicable Law; (vi) all pending applications to register or otherwise obtain legal protection for any of the foregoing in (i) through (iv) ; (vii) all rights to make an application in the future to register or otherwise obtain legal protection for any of the foregoing in (i) through (iv), (viii) all rights of priority under U.S. federal laws and international conventions with respect to any of the foregoing in (i) through (iv) ; (ix) all continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, reexaminations, or reissues of any of the foregoing and all related applications therefor; (x) all goodwill associated with any of trademarks, service marks, trade identification, trade dress and trade names; (xi) all rights to sue with respect to past and future infringements, misappropriations or violations of any of the foregoing.

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“Intellectual Property Rights” means the Intellectual Property that is owned or licensed by CBD Biotech and ICS, respectively, and used or held for use in the conduct of the respective business of CBD Biotech and ICS, together with (x) the right to sue and recover for past infringements or misappropriations thereof, (y) any and all corresponding rights that, now or hereafter, may be secured throughout the world with respect thereto and (z) all copies and tangible embodiments thereof.

“Knowledge” or other references to CBD Biotech’s or ICS’s knowledge or awareness shall mean the actual knowledge of Dr. Peter Whitton on behalf of CBD Biotech and David Ambrose on behalf of ICS, respectively.

“Law” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties, other requirement or rule of law enacted, promulgated or issued and put into effect by a Governmental Authority.

“Licensee Prospect” means an unaffiliated third-party who expresses interest in the sublicensing from ICS and/or CBD Biotech of the Bakhu Licensed Science as it relates to CBD and the scope of use covered by the Bakhu-CBD Biotech Sublicense.

“Liens” means any liens, pledges, mortgages, deeds of trust, security interests, claims, leases, charges, options, rights of first refusal, easements, servitudes, conditional sales contracts and title retention agreements.

“Material Adverse Effect” shall mean any material adverse change or effect that individually or in the aggregate results in the Seller’s inability to consummate the transactions contemplated hereby or maintain the covenants of the agreements; provided, however, that changes or effects relating to: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in laws or orders or interpretations thereof; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this Agreement, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.

“Offtake Agreement” means that Supply and Offtake Agreement as set forth in Section 2.1.7, in the form attached hereto as Exhibit 4.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Production Facility” means a commercial scale production facility equipped with a minimum of two hundred ten (210), one thousand (1,000) liter bioreactors capable of yielding CBD end product concentrate utilizing the Bakhu Licensed Science.

“Proceeding” means pending, stayed, or completed action, inquiry, proceeding, suit, hearing arbitration, alternate dispute resolution mechanism, investigation, administrative hearing, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

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“Share Compensation” means one-half percent (0.5%) of the outstanding common shares of Bakhu, as adjusted to take into account any additional issuance of shares by Bakhu, from time to time. As of the Effective Date there are 300,000,000 shares of Bakhu outstanding and therefore the Share Compensation equals one million five hundred thousand (1,500,000) shares of common stock of Bakhu.

“Sublicense Fees” means the license fees and royalty payable by ICS to CBD Biotech pursuant to and as set forth in the CBD Biotech Sublicense Agreement.

“TG United Companies” means TB United, Inc., TG United Liquids, Inc, TG United Labs, Inc. and/or TG United Pharmaceutical, Inc.

ARTICLE 2.
EVALUATION OF BAKHU LICENSED SCIENCE

SUBLICENSE LICENSE AND CONSTRUCTION OF PRODUCTION FACILITY

2.1               CBD Biotech Services, Obligations and Deliverables. In furtherance of the strategic objectives to exploit the business opportunity of producing CBD end products using the Bakhu Licensed Science, and to facilitate the building and operating of the Production Facility in the State of Florida, CBD Biotech agrees to provide the services, performed such tasks and deliver the information, set forth below, by the dates as set forth on the Delivery Schedule:

2.1.1          Bakhu Licensed Science Related Information. CBD Biotech through Whitton, and his associates shall, within thirty (30) Business Days after the completion of a successful Bakhu Efficacy Test, provide all technical and other information, and documentation and other materials reasonably (collectively the “Lab Operating Manual”) necessary as requested by ICS necessary to gain a working knowledge regarding procedures, process and protocals for utilizing the Bakhu License Science effectively.

2.1.2          Continued Support of Dr. Whitton. CBD Biotech shall facilitate the cooperation of Dr. Whitton as an information resource, and a full explanation of the Bakhu Licensed Science, as well as trade secret formulas, to ICS in furtherance of ICS working knowledge for utilizing the Bakhu License Science.

2.1.3          Production Facility Related Information. CBD Biotech shall, within thirty (30) Business Days after the Effective Date, provide all technical and other information, documentation and other materials reasonably requested by ICS, necessary for ICS to understand the production process and to evaluate the prospective cost to build the Production Facility. In this regard, CBD Biotech shall provide up to date and accurate technical information including without limitation optimal design and layout recommendations, along with the necessary lab, manufacturing and production equipment and tooling specifications (the “Lab Equipment Requirements”), end product handling protocols, testing and quality control procedures and criteria.

2.1.4          Sublicense Agreement. CBD Biotech shall enter into the CBD Biotech Sublicense Agreement with ICS in the form attached hereto as Exhibit 2, which shall become effective upon the Effective Date as defined above (i.e. the completion of the Bakhu Efficacy Test, the delivery of the Lab Operating Manual and the delivery of Lab Equipment Requirements.

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The CBD Biotech Sublicense shall entitle ICS to use the Bakhu Licensed Science to produce, manufacture, market and sell CBD, CBD byproducts and CBD derivatives. In conjunction with the CBD Biotech Sublicense Agreement, CBD Biotech shall provide all documents, manuals and specifications for building proprietary equipment required and necessary for the use of the Bakhu Licensed Science. The CBD Biotech Sublicense Agreement shall be for an initial term of thirty (30) years, subject to the right of CBD Biotech to buyback and terminate the CBD Biotech Sublicense Agreement as set forth in Article 5., below.

2.1.5          CBD Biotech Resources. CBD Biotech through its contracted resources, shall procure and provide to ICS, knowledgeable engineering and laboratory design support, including assistance with all mechanical components, equipment and tooling requirements necessary in using the CBD Biotech Licensed Science, as well as operational requirements, production, safety and processing manuals, to insure that the proposed finished Production Facility as customized to the proposed location facility syncs with the current lab operations and equipment of ICS. CBD Biotech shall provide a list of all current engineers, suppliers and or vendors for all equipment and supplies necessary to support construction and operation of the Production Facility.

2.1.6          Consulting Services of Dr. Whitton. CBD Biotech shall, at CBD Biotech’s sole costs and expense, retain the consulting services of Dr. Whitton, as well, limited to up to eighty (80) hours of professional consulting services of a such mechanical and other engineer as necessary to support the ICS’s team of engineers and contractors for the construction and equipping of the Production Facility, and the initial start-up of the operation, including training the lab technicians that will be responsible for operating the Production Facility.

2.1.7          Offtake Agreement. CBD Biotech shall, prior to expenditure of funds for equipment for the Production Facility, deliver a Supply and Offtake Agreement (the “Offtake Agreement“) in the form attached hereto as Exhibit 4, from one or more parties, for the purchase of the entire monthly production or the percentage of production as required by ICS, of the CBD produced by the Production Facility in Florida, at the then current market wholesale rate for CBD concentrate. Said Offtake Agreement shall be on terms and conditions mutually agreed by ICS and the respective purchasers and for a minimum term of 24 months. Said Offtake Agreement shall become effective upon signing and shall commence upon the completion and commencement of operations of the Production Facility with the initial successful monthly production of CBD end product concentrate utilizing the Bakhu Licensed Science. In the event of failure or performance of the parties to purchase the monthly production as agreed between the parties, CBD Biotech shall have the right to substitute other parties on the same terms and conditions, and such substitution shall not constitute a breach of the terms of the agreement.

2.2               ICS Services, Obligations and Deliverables. In furtherance of the strategic objections to exploit the business opportunity of producing CBD end products using the Bakhu Licensed Science through the sublicensing of the Bakhu Licensed Science to ICS, and to facilitate the building and operating of the Production Facility in the State of Florida, ICS agrees to provide the services, performed such tasks and deliver the information, set forth below, by the dates as set forth on the Delivery Schedule:

2.2.1          Production Facility Completion and Commencement of Operations. ICS agrees to provide all resources and manpower to build out the Production Facility equipped with a minimum of two hundred ten (210), one thousand (1,000) liter bioreactors, and support equipment that can produce dried CBD concentrate in the same ratios as the Bakhu Efficacy Test per annum, with the completion of the Production Facility and commencement of operations by April 2021, subject to the availability of the necessary equipment and third party regulatory licensing and permits.

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2.2.2          Oversight of and Costs of Construction of Production Facility. ICS shall have complete autonomy with regard to the construction of the Production Facility and shall be solely responsible for:

(a)                obtaining any and all necessary landlord permissions to modify any building for the expressed purpose of building and operating the Production Facility;

(b)                obtaining any required approvals and all permits necessary to make improvements and modify the proposed structures to support the Production Facility;

(c)                the payment of all costs and expenses associated therewith including without limitation the costs of the purchase or related lease for such facility, any build out of the facility, all furniture, fixtures, equipment and tooling, all utilities and, insurance associated with the Production Facility;

(d)                obtaining any and all permits and licenses necessary to operate the Production Facility and any distribution facility located in the state of Florida, included the costs of such permits or licenses;

(e)                providing and managing all staffing, as employees, and or sub-contractors necessary to support the validation and certification of the Production Facility before commercial operation begins;

(f)                 the recruitment and training of employees to operate the Production Facility and any distribution facility;

(g)                compliance with all state and federal tax regulations;

(h)                providing ongoing administrative and operational services of the Production Facility and any distribution facility in full compliance with all pertinent laws and regulations.

2.2.3          Training of Sublicensees. ICS will cooperate with CBD Biotech to develop a Licensee Training Program, and conduct the training of individual sublicensees referred by CBD Biotech, in the classroom and or laboratory setting in the Production Facility for a fee per licensee.

2.2.4          ICS Sublicensing: ICS intends to assist in the promotion and selling of sublicenses. CBD Biotech will pay ICS a fee equal to five percent (5.00%) of the gross initial upfront license fee received by CBD Biotech under each license sold in which ICS is the source of the Licensee Prospect. CBD Biotech will pay ICS a fee equal to five percent (5.00%) of the gross initial upfront license fee received by CBD Biotech from the purchase of a sublicense by a licensee in which CBD Biotech is the source of the Licensee Prospect, and ICS assists in the closing of the sale.

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2.2.1          Sublicense Agreement. ICS shall enter into the CBD Biotech Sublicense Agreement with CBD Biotech in the form attached hereto as Exhibit 2, and shall pay to CBD Biotech, the licensed fees and royalties, as generally set forth in Section 3.5, below and more fully set forth in CBD Biotech Sublicense Agreement.

2.2.6          Offtake Agreement. ICS shall enter into the Offtake Agreement in the form attached hereto as Exhibit 4 pursuant to Section 2.1.7, with such Offtake Agreement becoming effective and commence upon the completion and commence of operations of the Production Facility with the initial successful monthly production of CBD end product concentrate.

ARTICLE 3.
Compensation

3.1               Compensation of ICS. In consideration of the services of ICS constructing and building of the Production Facility, as provided in this Agreement, ICS shall receive and CBD Biotech through its Parent or Affiliates shall issue or cause to be issued to ICS such number of restricted shares of Bakhu Common Stock (the “Share Compensation”), equal to one-half percent (0.5%) of the outstanding common shares of Bakhu, as adjusted to take into account any additional issuance of shares by Bakhu, from time to time. As of the Effective Date there are 300,000,000 shares of Bakhu outstanding and therefore the Share Compensation as of the Effective Date equals one million five hundred thousand (1,500,000) shares of common stock of Bakhu. The Share Compensation shall be released to ICS upon satisfaction of the conditions set forth in Section 3.3 below.

3.2               Intentionally Left Blank

3.3               Disbursement and Release of Share Compensation. CBD Biotech shall release and deliver to ICS, the Bakhu stock certificate representing the Share Compensation upon the completion and commence of operations of the Production Facility with the initial successful monthly production of CBD end product concentrate in the same production ratios as the Bakhu Efficacy Test results.

3.4               Release of Shares upon Sale of Bakhu Licensed Science or Termination of Sublicense Agreement. Notwithstanding anything to the contrary above, in the event of the sale of all rights covered by the patents or licenses relating to the Bakhu Licensed Science, or the termination of the CBD Biotech Sublicense Agreement with ICS as provided in Section 6.1, all Shares Compensation shares of Bakhu shall be released by CBD Biotech to ICS, regardless of whether or not the construction of the Production Facility has been completed.

3.5               Sublicense Fees and Royalties. In consideration of the grant of, and pursuant to the terms of the CBD Biotech Sublicense Agreement, as more specifically set forth therein, ICS shall pay to CBD Biotech a license fee (the “License Fee”) and a continuing gross royalty (the “Royalty”) as follows:

3.5.1          License Fee. As provided in the CBD Biotech Sublicense Agreement and not in addition to the license fee therein, ICS shall pay the license fee, of $250,000 to CBD Biotech, in two installments:

(a)                the first installment of the License Fee, in the amount of USD$125,000 USD, shall be paid within twelve (12) months of the sale date for the first monthly product of CBD; and

(b)                the second installment of the License Fee, in the amount of USD$125,000 shall be paid on the six month anniversary date of the payment of installment one above.

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3.5.2          Royalty. ICS shall also pay to CBD Biotech, a gross royalty equal to 8% of the wholesale product price sales revenue from the production of CBD raw product concentrate, produced in the Production Facility using the Bakhu Licensed Science. The royalty payments shall be paid quarterly in arrears, beginning post the first quarter of commercial production,

3.6               Training Program Compensation. In consideration for housing and operating a training facility for sublicensees of the Bakhu Licensed Science, CBD Biotech shall pay to ICS a training fee of $10,000.00 per sublicensee being trained.

ARTICLE 4.
intellectual property rights

4.1               Each of CBD Biotech and ICS shall retain ownership of their own respective Intellectual Property and Intellectual Property Rights. Nothing in this Agreement shall convey ownership of any Intellectual Property or Intellectual Property Rights, from one Party to the other Party.

4.2               All benefits, if any, that are sourced from, or systemic to any modification, improvement or enhancement of the Bakhu Licensed Science derived or made as part of the construction and operations of the Production Facility, shall be owned by CBD Biotech and all services provided by ICS, Ambrose, or any employee or consultant of ICS, shall be consider a work for hire, with the Share Compensation paid herein, as the full and final consideration for any such modifications, improvements or enhancements or work products thereof.

ARTICLE 5.
cOVENANTS AND OTHER AGREEMENTS

5.1               Reciprocal Buyback and Sublicense Termination. The Parties agree that in the event of the sale to a non-affiliated third party, of the Bakhu Licensed Science and any license rights associated therewith, then CBD Biotech shall have the option, on 45-days prior written notice to ICS, to terminate the CBD Biotech Sublicense Agreement entered into pursuant to this Agreement, subject to payment of a termination fee by CBD Biotech to ICS as set forth in Section 5.2 below.

5.2               Termination Fee. In the event of the termination of the CBD Biotech Sublicense Agreement by CBD Biotech, as provided in Section 5.1 above, CBD Biotech shall pay to ICS a termination fee (the “Termination Fee”) equal to the actual license fees paid by ICS to CBD Biotech pursuant to the CBD Biotech Sublicense Agreement and the release and delivery by CBD Biotech to ICS of the Bakhu stock certificate representing Share Compensation. The payment of the Termination Fee shall be a condition precedent to CBD Biotech’s rights to terminate the CBD Biotech Sublicense Agreement and shall be paid on the effective date of the termination of the CBD Biotech Sublicense Agreement.

5.3               Mandatory Purchase of Production Facility Equipment. In addition to the payment of the Termination Fee as set forth in Section 5.2, in the event of the termination of the CBD Biotech Sublicense Agreement by CBD Biotech as provided in Section 6.1 above, CBD Biotech shall have the obligation to reimburse ICS and purchase from ICS all lab operational equipment acquired, installed and necessary to operate the Production Facility established by ICS pursuant to this Agreement and the CBD Biotech Sublicense Agreement, by making a single payment to ICS (the “Equipment Purchase Payment”), equal to one hundred percent (100%) of ICS’ actual cost incurred. The payment of the Equipment Purchase Payment shall be a condition precedent to CBD Biotech’s rights to terminate the CBD Biotech Sublicense Agreement and shall be paid on the effective date of the termination of the CBD Biotech Sublicense Agreement.

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5.4               Post Purchase Joint Ownership of Production Facility Equipment Upon payment of the Equipment Purchase Payment by CBD Biotech as set forth in Section 5.3, CBD Biotech and ICS shall jointly and equally own the production facility lab equipment acquired, and shall jointly determine the business use of said equipment. By way of example, if ICS, at the time that CBD Biotech exercises CBD Biotech’s buyback and termination rights hereunder, has invested $3.8 million in the equipment and installation to create the Production Facility, then as a result of the termination of the CBD Biotech Sublicense Agreement with ICS, CBD Biotech shall pay ICS an Equipment Purchase Payment of $3.8 million.

5.5               CBD Biotech First Right of Refusal to Acquire ICS. In the event that ICS elects to sell all or any part or interest in the physical facilities, licenses, equipment, and operating contracts of ICS, the TG United Companies or Ambrose, CBD Biotech and its Affiliates shall the conditional first right of refusal, which must be exercised within thirty (30) days of written notice and paid within ninety (90) days of exercise, to acquire all or any part thereof, with or without the business entities, and such purchase shall be conditioned upon the payment of such price as mutually agreed to by CBD Biotech and its Affiliates, and ICS, the TG United Companies or Ambrose, respectively.

5.6               Public Announcements. Neither CBD Biotech nor ICS shall make, or permit any representative to make, any public statements, including any press releases, with respect to this Agreement or the transactions contemplated hereby without the prior written consent of both Parties. Either Party shall have the right to make such disclosures as it may deem necessary or advisable to comply with applicable law, including pursuant to the rules and regulations of the FTC or FDA. If any public announcement of release is to be made, CBD Biotech and ICS shall jointly agree on the content and substance of all public announcements concerning this Agreement.

 ARTICLE 6.
Confidential Information

6.1               Confidential Information. In conjunction with and pursuant to this Agreement, the Parties may wish to disclose confidential information to each other.  For purposes of this Agreement, “Confidential Information” means confidential, non-public information, know-how and data (technical or non-technical) that is disclosed in writing, orally, graphically, in machine readable form, or in any other manner by or on behalf of a disclosing Party to a receiving Party or its Affiliates for purposes of this Agreement (the “Purpose”).  Confidential Information may be disclosed in any form (e.g. oral, written, graphic, electronic or sample) by or on behalf of disclosing Party or its Affiliates, or may be otherwise accessible to receiving Party or its Affiliates.

6.2               Non-Disclosure and Limited Use. Without disclosing Party’s prior written consent, receiving Party will: (a) not use any part of or the whole of the Confidential Information for any purpose other than the Purpose; (b) restrict the dissemination of Confidential Information to individuals within its own organization and disclose the Confidential Information only to those of its officers, employees and Affiliates who have a legitimate need to have access to the Confidential Information, who will be bound by confidentiality and non-use commitments no less restrictive than those of this Agreement, and who will have been made aware of the confidential nature of the Confidential Information; (c) protect the Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as receiving Party uses to protect its own confidential information of a like nature; (d) preserve the confidentiality of the Confidential Information, not disclose it to any third party, and take all necessary and reasonable precautions to prevent such information from being accessible to any third party; and (f) promptly notify the disclosing Party upon becoming aware of evidence or suspicion of any unauthorized use or disclosure of the Confidential Information.  The foregoing obligations will exist for a period of three (3) years from the date of completion of the Production Facility in relation to which the Confidential Information is disclosed or used.

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6.3               Scope. The obligations of confidentiality and non-use listed in this Article 7 will not apply to information: (a) which is in the public domain or public knowledge at the time of disclosure, or which subsequently enters the public domain through no fault of receiving Party; (b) which was rightfully in the possession of receiving Party at the time of disclosure by disclosing Party; (c) which is independently developed by receiving Party without use of disclosing Party’s Confidential Information; (d) which the receiving Party receives legally from any third party and which is not subject to an obligation of confidentiality; or (e) is communicated to the receiving party’s scientific or other evaluation committee. The receiving Party may also disclose Confidential Information of any other Party where it is required to disclose such pursuant to Applicable Law; provided, however, that receiving Party will make reasonable efforts, if legally permissible, to (i) notify disclosing Party prior to the disclosure of any part of or the whole of the Confidential Information and (ii) allow disclosing Party the opportunity to contest and avoid such disclosure, and provided, further, that receiving Party will disclose only that portion of such Confidential Information that it is legally required to disclose.

6.4               Ownership. All Confidential Information disclosed to receiving Party pursuant to this Agreement will be and remain the disclosing Party’s property.  Nothing contained herein will be construed as granting to receiving Party any proprietary right on or in relation to any part of or the whole of the Confidential Information, or any right to use any of the Confidential Information except for the Purpose.  Receiving Party will return to disclosing Party all documents and other materials which constitute Confidential Information, as well as all copies thereof, promptly upon request or upon termination of this Agreement (whichever is earlier); provided, however, that receiving Party may keep one copy of the Confidential Information received under this Agreement in its secure files in accordance with the terms of this Agreement for the sole purpose of maintaining a record of the Confidential Information received hereunder and for compliance with this Agreement and/or Applicable Laws.

6.5               Injunctive relief. Improper use or disclosure of the Confidential Information by receiving Party is likely to cause substantial harm to disclosing Party.  Therefore, in the event of a breach, threatened breach, or intended breach of this Agreement by receiving Party, in addition to any other rights and remedies available to it at law or in equity, disclosing Party will be entitled to seek preliminary and final injunctions enjoining and restraining such breach, threatened breach, or intended breach.

ARTICLE 7.
representation and warranties OF CBD Biotech

CBD Biotech hereby represents and warrants to ICS that the following representations and warranties are true and correct as of the Effective Date.

7.1               Organization and Power. CBD Biotech is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where qualification is required.

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7.2               Authorization; No Breach; Valid and Binding Agreement.

(a)                CBD Biotech has full corporate power and authority to execute and deliver, and enter into, this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of CBD Biotech enforceable against CBD Biotech in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors’ rights. CBD Biotech has obtained approval by its Board of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby. Other than obtaining the required corporate approval from its Board of Directors, no consent, authorization, order or approval is required in connection with the execution and delivery by CBD Biotech of this Agreement.

(b)                The execution, delivery, and performance by CBD Biotech of this Agreement and the other documents to be executed pursuant to this Agreement will not violate, conflict with, result in any breach of, or constitute a default under (i) CBD Biotech’s organizational documents, or (ii) any law or (iii) result in the imposition of any Lien over the CBD Biotech Licensed Science.

7.3               Governmental Consents. CBD Biotech will comply with all registration, disclosure, consent, approval or authorization of any Governmental Authority required to be obtained by CBD Biotech in connection with its execution, delivery and performance of this Agreement, or the consummation by CBD Biotech of the transactions contemplated hereby.

7.4               Litigation.  There is no Proceeding, at law or in equity, pending against or, to CBD Biotech’s Knowledge, threatened against or by CBD Biotech, relating to the Bakhu Licensed Science, nor is there any order of any Governmental Authority or arbitrator pending against or, to CBD Biotech’s Knowledge threatened against CBD Biotech, the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by CBD Biotech or CBD Biotech’s obligations under this Agreement.

ARTICLE 8.
representation and warranties OF Ics

ICS Hereby represents and warrants to CBD Biotech that the following representations and warranties are true and correct as of the Effective Date.

8.1               Organization and Power. ICS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where qualification is required.

8.2               Authorization; No Breach; Valid and Binding Agreement.

(a)                ICS has full corporate power and authority to execute and deliver, and enter into, this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement is a legal, valid and binding agreement of ICS enforceable against ICS in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors’ rights. ICS has obtained approval by its Board of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby. Other than obtaining the required corporate approval from its Board of Directors, no consent, authorization, order or approval is required in connection with the execution and delivery by ICS of this Agreement.

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(c)                The execution, delivery, and performance by ICS of this Agreement and the other documents to be executed pursuant to this Agreement will not violate, conflict with, result in any breach of, or constitute a default under (i) ICS’s organizational documents, or (ii) any law or (iii) result in the imposition of any Lien over any assets of ICS.

8.3               Governmental Consents. ICS will obtain any and all consent, approval or authorization of any Governmental Authority required to be obtained by ICS in connection with its execution, delivery and performance of this Agreement, or the consummation by ICS of the transactions contemplated hereby.

8.4               Litigation.  There is no Proceeding, at law or in equity, pending against or, to ICS’s Knowledge, threatened against or by ICS, nor is there any order of any Governmental Authority or arbitrator pending against or, to ICS’s Knowledge threatened against ICS, the adverse outcome of which would, individually or in the aggregate, prohibit, restrict or delay, in any material respect, the performance by ICS or ICS’s obligations under this Agreement.

8.5               Investment Representations. ICS further represents and warrants that:

(a)                Restricted Securities. The share of Bakhu which constitute the Share Compensation as set forth in Section 3.1, are “Restricted Securities” as defined in the Securities Act of 1933 (the “Act”) and may not be resold unless the shares are registered under the Act, or an exemption from registration under the Act is available.

(b)                Investment Purpose. ICS is acquiring the shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Act. Other than the potential assignment and transfer of the shares to David Ambrose, the owner of ICA, ICS does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(c)                Reliance on Exemptions. ICS understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Bakhu is relying in part upon the truth and accuracy of, and the compliance with, the representations, warranties, agreements, acknowledgments and understandings of each of ICS set forth herein in order to determine the availability of such exemptions and the eligibility of ICS to acquire the Shares.

(d)                ICS Can Protect Its Interest; No General Solicitation. ICS by reason of the management, business or financial experience of its owner, Ambrose, has the capacity to protect its own interests in connection with the acquisition of the Shares. ICS is aware of no publication of any advertisement or general solicitation in connection with the issuance and acquisition of the Shares contemplated in this Agreement.

(e)                Bakhu Information. ICS has had an opportunity to discuss the business, management and financial affairs of CBD and its Parent, Bakhu with such officers and management of Bakhu as ICS deems necessary, and the opportunity to ask questions of and receive answers regarding the terms and conditions of an investment in the Shares. ICS has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

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(f)                 No Governmental Review. ICS understands that neither the United states Securities and Exchange Commission (the “SEC”) or any securities administrator of any state in the United States, has passed on or made any recommendation or endorsement of the Shares, or the fairness or suitability of the acquisition of the Shares.

(g)                Transfer or Resale. ICS understands that Rule 144 (“Rule 144”) promulgated under the Act requires, among other conditions, a one year holding period prior to the resale (in limited amounts) of shares acquired in a non-public offering without having to satisfy the registration requirements under the Act. ICS understands that Bakhu makes no representation or warranty regarding its fulfillment in the future of any reporting requirements under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or its dissemination to the public of any current financial or other information concerning Bakhu, as is required by Rule 144 as one of the conditions of its availability. ICS understands and hereby acknowledges that Bakhu is under no obligation to register the Shares under the Act. ICS acknowledges that Bakhu may consent and permit the transfer of Shares by ICS only if such request for transfer is accompanied by an opinion of counsel reasonably satisfactory to Bakhu and its counsel that neither the sale nor the proposed transfer results in a violation of the Act or any applicable state “Blue Sky” laws (collectively “Securities Laws”).

(h)                Legend Requirements. ICS understands and agrees that Bakhu shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate evidencing ownership of the Shares, together with any other legends that may be required by the SEC or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

ARTICLE 9.

CONDITIONS TO PARTIES OBLIGATIOINS

9.1               Conditions of the CBD Biotech Obligation. CBD Biotech’ obligation to effect this Agreement is subject to the satisfaction as of the following conditions precedent (any of which conditions precedent may be waived by CBD Biotech):

(a)                Representations and Warranties. Each representation and warranty of ICS set forth in Article 7., true and correct in all material respects at and as of the Effective Date.

(b)                Covenants. ICS shall have performed and observed in all material respects each covenant and other obligation required to be performed or observed by it pursuant to this Agreement and any other documents to be executed pursuant to this Agreement.

(c)                Proceedings. No action shall be pending before any Governmental Authority or government order issued the result of which would prevent or prohibit the consummation of this Agreement.

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(d)                Deliverables of ICS. ICS shall have delivered, or cause to be delivered, to the CBD Biotech all information and deliverables, and any documents to which ICS is a party duly executed by ICS, including a license to produce and distribute CBD products in the State of Florida.

9.2               Conditions of the ICS’s Obligation. ICS’s obligation to effect this Agreement is subject to the satisfaction as of the following conditions precedent (any of which conditions precedent may be waived by ICS:

(a)                Representations and Warranties. Each representation and warranty of CBD Biotech set forth in Article 8., above shall be true and correct in all material respects at and as of the Effective Date.

(b)                CBD Biotech shall have performed and observed in all material respects each covenant and other obligation required to be performed or observed by it pursuant to this Agreement and any other documents to be executed pursuant to this Agreement.

(c)                Proceedings. No action shall be pending before any Governmental Authority or government order issued the result of which would prevent or prohibit the consummation of this Agreement.

(d)                Deliverables of CBD Biotech. CBD Biotech shall have delivered, or cause to be delivered, to the ICS all information and deliverables, and any documents to which CBD Biotech is a party duly executed by CBD Biotech.

ARTICLE 10.

TERMINATION

10.1            Termination. This Agreement may be terminated:

(a)                at any time by mutual written agreement of CBD Biotech and ICS;

(b)                by either CBD Biotech or ICS, if a material breach of any provision of this Agreement has been committed by the other party, and such material breach results in a condition of this Agreement becoming incapable of being satisfied and such material breach has not been waived in writing;

(c)                by ICS if CBD Biotech has failed to complete the delivery or performance of a specified milestone by the date set forth in the Delivery Schedule, and CBD Biotech fails to remedy non-delivery or non-performance within 30 days after receiving written notice describing in reasonable detail non-delivery or non-performance; and

(d)                by CBD Biotech if ICS has failed to complete the delivery or performance of a specified milestone by the date set forth in the Delivery Schedule, and ICS fails to remedy non-delivery or non-performance within 30 days after receiving written notice describing in reasonable detail non-delivery or non-performance.

(e)                Notwithstanding Sections 10.1(c) and (d) above, in the event that the non-delivery or non-performance is caused by or a result of the actions of a third party, CBD Biotech or ICS, as the case may be, demonstrating that the alleged non-delivery or non-performance is curable but the time to cure such default of breach exceeds the 30 day cure period, the cure period will be extended to such reasonable time cure in light of the applicable circumstances, as required by the third party action.

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10.2            Effect of Termination.

(a)                In the event of termination of this Agreement, all obligations of the parties under this Agreement will terminate, except that the obligations of the Parties in Article 6 and Article 7, which shall continue in full force and effect in accordance with its terms.

(b)                In the event of termination of this Agreement pursuant to Section 10.1(b) due to a material breach by CBD Biotech, CBD Biotech shall be liable to ICS in an amount equal to $10,000 and the release and delivery by CBD Biotech to ICS of the stock certificate representing Share Compensation set forth in Section 3.1. The Parties intend that the Liquidated Damages constitute compensation, and not a penalty. The Parties also acknowledge and agree that ICS’s harm caused by such a material breach by CBD Biotech may be impossible or very difficult to accurately estimate, and that the Liquidated Damages are a reasonable estimate of the minimum anticipated or actual harm that would arise from such material breach by CBD Biotech.

(c)                In the event of termination of this Agreement pursuant to Section 10.1(b) due to a material breach by ICS, ICS shall be liable to CBD Biotech in an amount equal to $10,000. The Parties intend that the Liquidated Damages constitute compensation, and not a penalty. The Parties also acknowledge and agree that CBD Biotech’s harm caused by such a material breach by ICS may be impossible or very difficult to accurately estimate, and that the Liquidated Damages are a reasonable estimate of the minimum anticipated or actual harm that would arise from such material breach by ICS.

(d)                In the event of termination of this Agreement pursuant to Section 10.1(c), due to the non-performance by CBD Biotech, then CBD Biotech shall be liable to ICS in an amount equal to $10,000 and delivery by CBD Biotech to ICS of the stock certificate representing Share Compensation set forth in Section 3.1.

(e)                In the event of termination of this Agreement pursuant to Section 10.1(d), due to the non-performance by ICS, then ICS shall be liable to CBD Biotech in an amount equal to $10,000.

ARTICLE 11.

MISCELLANOUS

11.1            Expenses. Except as otherwise expressly provided herein, each of CBD Biotech and ICS shall pay all of its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

11.2            Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by a nationally recognized delivery service or (c) when delivered by facsimile or email with receipt confirmed, addressed as follows:

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Notices to CBD Biotech:

CBD Biotech, Inc.

Attn: Thomas K. Emmitt

One World Trade Center, Suite 130

Long Beach, CA 90831

Facsimile: (310) 997-1484

Email: tkemmitt@yahoo.com

Notices to ICS:

Integrity Cannabis Solutions Inc.

Attn: David Ambrose

16255 Aviation Loop Drive

Brooksville, Florida 34604

Facsimile: 352-754-8507

Email: dambrose@tgunited.com

11.3            Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, and any agreement, certificate, instrument or other document executed and delivered in connection herewith, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all other prior or contemporaneous covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by either party hereto or by any stockholder, director, officer, employee, agent, Affiliate or representative of either Party hereto.

11.4            Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the parties hereto without the prior written consent of the non-assigning Parties.

11.5            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.6            Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

11.7            Amendment and Waiver. Any provision of this Agreement may be amended or waived only in a writing signed by CBD Biotech and ICS. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

11.8            Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

11.9            Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, any documents contemplated hereby, and the Exhibits and Schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions.

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11.10        Jurisdiction. Any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in and determined exclusively by the state courts in San Diego County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Southern District of California), and each of the Parties hereby consents to the jurisdiction of such courts in any such action. In no event shall either Party have any right to recover from the other Party any consequential damages as to any matter under, relating to or arising out of this Agreement or the transactions contemplated hereby.

11.11        Waiver of Jury Trial. To the fullest extent permitted by applicable law, the Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby.

11.12        Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The parties hereto acknowledge that, as a material inducement to each party’s execution of this Agreement, such party will be relying upon the timely performance by the other party hereto of its obligations hereunder.

11.13        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

CBD BIOTECH, INC.

Dated: April 17, 2020	/s/ Thomas K. Emmitt
_________________________________
By: Thomas K. Emmitt
Title: President and CEO

INTERGRITY CANNABIS SOLUTIONS, INC.

Dated: April 17, 2020	/s/ David Ambrose
_________________________________
By: David Ambrose
Title: President and CEO

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Exhibit 1

BAKHU EFFICACY TESTING CRITERIA

Planned demonstration of application of proprietary science and processes at commercial scale within standards of agreed efficacy.

The Parties (as defined therein) to that certain Strategic Alliance Agreement (the “Agreement”) all agree that a commercial scaled demonstration of the Bakhu Licensed Science, as defined in the Agreement, is necessary to satisfy the claims of the inventor, and as a condition precedent to the parties obligations and the entering into the CBD Sublicense Agreement and the payment of the License Fees thereunder.

To this specific end, the Parties agree that the “Bakhu Efficacy Testing” referred to in the Agreement as conducted by Bakhu pursuant to the Bakhu License Agreement, shall have the following attributes, and target delivering the results set forth herein below, and the delivery of such results shall demonstrate, for purposes of this Exhibit and the terms of the Agreement, acceptable “efficacy” of the proprietary science underlying the Licensed Science for commercial and licensing purposes (hereinafter “Efficacy Demonstration”).

The “Science Team” as referenced in this Exhibit consists of professional scientists from ICS and Bakhu under the direction of Dr Peter Whitton.

Overall objective: The end product, in quantity, and quality shall meet the representative claims, oral and written, summarized below:

A.	Representative Claims and Proposed Actions and Duties of the Inventor:

1.	General Claim: The Licensed Science and processes may be utilized to dissect a cell of a cannabis donor plant that has a measurable THC percentage level, and thereafter grow duplicate cells in a laboratory commercial application over a combined period of 36 weeks, so that each grow process, utilizing a 1,000 liter bioreactor will produce, after filtering, and drying, 15 KG (23.375 lbs.) of powdered cells with the same percentage of THC as the donor cell.

2.	Specific Claim: The Licensed Science may be utilized to dissect a donor cell from a cannabis plant, with a lab tested and verified beginning THC levels, re-produce that cell to a flask level within six to eight weeks, and thereafter reproduce that cell culture from flask to a 10 liter seed culture to be added to a 1,000 liter disposable bioreactor container with the 10 liter of cells containing the identical levels of THC as the original donor cell.

3.	Specific Claim: The Licensed Science processes may be utilized to add a 10 liter seed culture to a 1,000 liter medium culture, and in approximately 12 weeks of cell growth process, harvest through a process of filtering, approximately 100 liters of production cells, which are then laboratory dried to approximately 15KG (23.375 lbs.) of powdered cells, and these end product dried cells shall contain the same THC percentages as the donor cell, and the cells in the 10 liter seed culture originally added to the bioreactor at the beginning of the growth cycle. (Section 2 and 3 combined as the “Efficacy Demonstration”).

4.	Specific Claim: The Science Team, and their retained professionals can design a commercial production laboratory, which shall be sized initially with a bioreactor of 1,000 liter disposable bioreactor bladder, and all necessary supporting equipment for the laboratory, and the production facility (as needed for mixing, seed culturing, sterilization, drying, and packing) and thereafter oversee the construction and testing of such a facility, and coincidently, prepare all necessary handbooks and supporting process documentation, that will result in a documented demonstration of the commercialization of the science process more fully described in Section 1 above.

5.	Specific Claim: The Science Team, and their retained professionals and contractors will oversee the construction and equipping of the proposed laboratory, and production facility in a site selected and provided by Licensee, including the selection of all equipment and supporting material necessary to complete the laboratory and production facility to the written standards of the Science Team.

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6.	Specific Duties: The equipment, necessary contractors, labor, permits, insurance, and improvements to procure and prepare the lab and production facility will be paid for and owned by Licensee. Additionally, all supplies, utilities, security, and any fees or expenses common to operation of a lab and a production facility shall be paid by Licensee during the Efficacy Demonstration.

7.	Specific Duty: The Science Team and their retained professionals will administer any testing, adjusting, and operational exercise required to ready the laboratory and production facility for this specific “efficacy demonstration.”

8.	Specific Duty: The Science Team will select the plant(s) to be utilized as the donor plants for the Efficacy Demonstration from a resource provided by Licensee.

9.	Specific Duty: The Science Team will dissect and test the “donor” cell for the level of THC.

10.	Specific Duty: The Science Team will distribute selected cells to a third-party lab in the State of California to affirm the percentage of THC in the donor cells at the initiation of the culture growing process, with the lab test cost paid by Licensee.

11.	Specific Duty: The Science Team will dissect and grow the flask of cells, which will then be utilized to grow the 10 liters of cells for Bioreactor One Production cycle, and when this process is complete, begin the cell production cycle for Bioreactor One.

12.	Specific Duty: The Science Team will dissect and grow the flask of cells, which will be utilized to grow the 10 liters of cells for Bioreactor Two Production cycle, and when this process is complete, begin the cell production cycle for Bioreactor Two. It is assumed that the Science Team may make adjustments to the processes utilized for the second demonstration utilizing Bioreactor Two.

13.	Specific Duty: At the end of the production cycle, the Science Team will harvest the production cells from each bioreactor, filter the harvested cells, dry the harvested cells, and test the end product cells for to ascertain if the desired result as set forth in Section One has been achieved.
14.	Specific Duty: The Science Team shall make available to a third-party test lab in the State of California of Licensee’s choosing sufficient quantities of the produced harvested and dried cells from Bioreactor One process and Bioreactor Two process to allow that third party testing lab to verify the stated claims and representations of the Science Team lab tested results.

15.	Specific Agreement: Only the third-party lab tested results shall be utilized to ascertain if the claims of the Science Team are verified.

16.	Specific Agreement: The third-party lab tested results from the second bioreactor test of the Licensed Science process shall be utilized to determine efficacy of the Licensed Science process unless the results from Bioreactor One test prove superior to Bioreactor Two test.

17.

Specific Detail on the Acceptable “Standard Result”: The efficacy demonstration of the Licensed Science and process as set forth generally in Section 1 above, which results in: (a) the cells produced, harvested and dried during the full cycle of the Science process contain at least 90% of the levels of THC as the donor cell, with this result affirmed by a third party testing lab, and (b) this result is achieved at a projected utility and supplies cost of between $0.10 and $0.30 per gram, shall be considered an Acceptable Standard Result.

This result, for purposes of this Agreement, is the “Standard Result” claimed by the inventor and acceptable to the Parties.

19.	Specific Notice: Results at significant variation with the “Standard Result” devalue the science for licensing and production purposes, and depending on the variation, render the science commercially valueless.

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Extension of the Efficacy Demonstration Period: In the event that anything less than a 90% Efficacy Demonstration is achieved during the test, it is agreed by the Parties that Science Team may extend the efficacy test period, adding an additional test cycle with one or both bioreactors, and make adjustments to their proprietary process to attempt to achieve the claimed results and achieve a 90% Efficacy Demonstration. The purpose of the expanded test is so the Science Team may attempt to improve the results by potentially working the remaining “bugs” in the system so improvements in yield may occur.

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Exhibit 2

CBD Biotech Sublicense Agreement

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Exhibit 3

CBD Biotech - CBD Biotech, Inc.

DA - David Ambrose

ICS - ICS Cannabis Solutions, Inc.
PW - Dr. Peter Whitton

Section Agreement	Responsible Party	Milestone	Due Date

2.1.1	CBD Biotech / PW	Delivery of Bakhu Science Related Information	Within 30 Business days of the Effective Date

2.1.2	CBD Biotech / PW	Delivery of requested support information required by ICS	Ongoing after the Effective Date

2.1.3	CBD Biotech / PW	Delivery of Production Facility requested information	Within 30 Business days of the Effective Date

2.2.1	ICS	Completion of Production Facility	April 2021

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Exhibit 4

Offtake Agreement

[Subject to Completion between ICS and Party TBD]

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